Exhibit 22
Subsidiary Guarantors of Guaranteed Securities
The following subsidiaries of Teleflex Incorporated are guarantors of its $500 million principal amount of 4.625% Senior Notes due 2027 and its $500 million principal amount of 4.25% Senior Notes due 2028:
Arrow International LLC
Arrow Interventional, Inc.
NeoTract, Inc.
Standard Bariatrics, Inc.
Teleflex LLC
Teleflex Medical Incorporated
Teleflex Medical OEM LLC
Traverse Vascular, Inc.
TFX Equities Incorporated
TFX North America Inc.
Vascular Solutions LLC
Z-Medica, LLC